CATERPILLAR FINANCIAL ANNOUNCES EUROPEAN MEDIUM-TERM NOTE
PROGRAM

     Caterpillar Financial Services Corporation (CFSC) today announced the signing of a $1.5 billion European medium-term note program. This new program will allow Caterpillar Financial to further support its international operations and provide competitive financing alternatives.

     CFSC and Caterpillar International Finance plc, its wholly owned subsidiary in Ireland, are designated issuers under the program.

     James S. Beard, vice president of Caterpillar Inc. and president of Caterpillar Financial Services Corporation, said, "This program allows us to further diversify our funding sources and support our continued international expansion."

    The notes, which will be sold to international investors, can be issued in several currencies and are rated A2/Prime-1 by Moody's Investor Service and A+/A-1 by Standard & Poor's. The notes issued by Caterpillar International Finance plc are guaranteed by Caterpillar Financial Services Corporation.

     Credit Suisse First Boston arranged the program and is a member of an appointed dealer group that includes Barclays de Zoete Wedd Limited, Goldman Sachs International, Merrill Lynch International, and UBS Limited.

     Caterpillar Financial Services Corporation is a wholly owned subsidiary of Caterpillar Inc. and provides a wide range of financing alternatives for Caterpillar machinery and engines, Solar gas turbines, lift trucks manufactured by Mitsubishi Caterpillar Forklift of America, Inc., and non-competitive related products. The company provides financing to customers and dealers around the world. Company headquarters are in Nashville, Tennessee.

     For the first nine months of 1997, Caterpillar Financial Services Corporation generated revenues of $577.9 million and net income of $71.9 million, an increase of 16.6% and 22.9%, respectively, over the same period last year.

Caterpillar contact:
     Dick Stober
     Corporate Public Affairs
     (309) 675-5548